Exhibit 10.2

EXECUTION COPY

INSURANCE AGREEMENT

This Insurance Agreement (the “Agreement”) is made and entered into by and between Stewart Morris, Jr. (“Mr. Morris”), Maco Fowlkes, as Trustee of The 2000 Stewart Morris Jr. and Melissa Joy Birdsong Morris Investment Trust dated September 1, 2000 (the “Trust”), and Stewart Information Services Corporation (the “Corporation”) (collectively “the Parties”).

WHEREAS, Mr. Morris and the Corporation are parties to a Split Dollar Agreement, as most recently amended and restated on August 24, 2007 (the “Split Dollar Agreement”);

WHEREAS, the terms of the Split Dollar Agreement require the Corporation to pay insurance premiums with respect to one or more life insurance policies, which policies are owned by the Trust and are subject to a collateral assignment to the Corporation to secure certain repayments rights from the Trust to the Corporation;

WHEREAS, the terms of the Split Dollar Agreement require the Corporation to fund the policies in the amount necessary to cause such policies (i) to remain in effect, and (ii) to maintain the stated death benefit amount under such policies;

WHEREAS, on August 24, 2007, the Trust acquired a life insurance policy issued by American General Life Insurance Company (Policy Number VL1018013V) which provides “second to die” life insurance based on the lives of Mr. Morris and Melissa Joy Birdsong Morris (“Mrs. Morris”) and has a death benefit equal to $10,000,000 (the “2007 Policy”), which policy was subject to the Split Dollar Agreement and subject to a separate collateral assignment from the Trust to the Corporation;

WHEREAS, the Parties agree that the Corporation has previously paid $951,026 in insurance premiums under the terms of the Split Dollar Agreement, including a contribution of $161,535 in contributed gains from the surrender of one or more prior policies, which amount will be paid from the Trust to the Corporation at such time as any death benefit is paid on insurance policy or policies that are then subject to the terms of such agreement;

WHEREAS, Mr. Morris and the Trustee desire to change the terms and conditions of the life insurance benefits provided under the Split Dollar Agreement by exchanging the 2007 Policy for one or more new insurance policies on the life or Mr. Morris and/or Mr. Morris and Mrs. Morris (individually or collectively, the “Replacement Policy”), or modifying the 2007 Policy, which may include a reduction in the total life insurance benefit to be provided under the Split Dollar Agreement;

WHEREAS, the Corporation has agreed to consent to an exchange by the Trustee of the 2007 Policy for the Replacement Policy, provided that the total annual cost of maintaining insurance coverage under the Replacement Policy may not be not more than $25,000 greater than the total annual cost of maintaining insurance coverage under the terms of the 2007 Policy;

WHEREAS, the Corporation has agreed that Mr. Morris and the Trustee may propose an alternate transaction which modifies the terms of the Split Dollar Agreement and the 2007 Policy, and which may include the acquisition by the Trust of one or more new life insurance policies on the life of Mr. Morris or Mr. and Mrs. Morris, provided that the total annual cost of maintaining insurance coverage under the 2007 Policy and any new insurance policies may not be more than $25,000 greater than the total annual cost of maintaining insurance coverage under the terms of the 2007 Policy;

WHEREAS, as a condition to the Corporation’s approval of any future change in the life insurance coverage provided under the Split Dollar Agreement, Mr. Morris has agreed to execute a release of any and all employment-related claims he may have against the Corporation, which release will be executed and effective at the time such future change occurs;

WHEREAS, the Parties have each determined independently, and after consultation with their respective counsel, that it is desirable and beneficial to execute this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Parties agree as follows:

1. AGREEMENT REGARDING POLICY EXCHANGE. The Parties to this Agreement hereby agree to the following.

(a) Mr. Morris and the Trust may elect to make no changes to the 2007 Policy. In such instance, the terms of the Split Dollar Agreement and the 2007 Policy shall not be changed by this Agreement.

(b) Mr. Morris and The Trust may propose to the Corporation that the Trust may exchange the 2007 Policy for the Replacement Policy (which, for the avoidance of doubt, may be one or more new life insurance policies on the life of Mr. Morris or both Mr. Morris and Mrs. Morris), provided that the following conditions are satisfied: (i) the Corporation shall be provided with a funding projection which identifies the period of time that the 2007 Policy will remain in force without any additional payments of insurance premiums by the Corporation or the Trust; (ii) the Corporation shall be provided with a funding projection which identifies the period of time that the 2007 Policy would remain in force if (x) an amount equal to $25,000 is deducted from the policy’s cash value on each policy anniversary date, and (y) there are no additional premium payments by the Corporation or the Trust; (iii) the Corporation shall be provided with a funding projection which identifies the period of time that the Replacement Policy would remain in force without any additional payments of insurance premiums by the Corporation or the Trust; and (iv) at such time as all of the cash value of the Replacement Policy has been expended, the annual expense to the Corporation to maintain the Replacement Policy shall be projected to not exceed the current expense (determined based on the assumptions in clause (ii) above) by more than $25,000 per year.

(c) Mr. Morris and the Trust may propose changes to the 2007 Policy and the Split Dollar Agreement which revise the form of insurance coverage and/or the beneficiaries of such coverage (including, but not limited to modifications to reduce the death benefit amount payable to the Trust under the 2007 Policy and/or the acquisition by the Trust of a new insurance policy or policies on the life of Mr. Morris or both Mr. and Mrs. Morris). Any proposal under this Section 1(c) shall be subject to good faith negotiation by the Parties provided, however, that

(i) such proposal shall not require the current expenditure of any additional funds by the Corporation, and (ii) the estimated annual insurance expense under such proposal may not exceed the estimated cost of continuing to maintain the 2007 Policy, as calculated in Section 1(b)(ii), by more than $25,000 per year. The Parties hereby agree that the terms of any proposal may include a future modification to the terms of the 2007 Policy and that the effective date of such modification may be on or after the date that the Trust will not incur a material expense (such as any surrender cost or penalty) as a result of the modification. Any proposal made by Mr. Morris and the Trust under this Section 1(c) shall be subject to negotiation with the Corporation and approval by both Parties of the terms and conditions of (i) the proposed transaction, and (ii) any documentation required to implement the transaction.

(d) As a condition to any change in the terms of the Split Dollar Agreement; any change in the 2007 Policy, including any exchange, modification or termination of such policy; or any acquisition by the Trust of new insurance coverage on the life of Mr. Morris which is funded by the cash value of the 2007 Policy, Mr. Morris shall execute a written release of any and all claims he has against the Corporation, the terms of which release are attached hereto as Exhibit A. Any release executed pursuant to this Section 1(d) shall include any and all claims incurred up to the date such release is executed.

(e) The Parties hereby agree that (i) the Corporation shall have the right to review and approve the yield, mortality, actuarial and all other assumptions (the “Actuarial Assumptions”) used by Mr. Morris and the Trust to prepare any proposals under this Section 1, and engage a separate insurance agent or advisor to review and approve the Actuarial Assumptions, (ii) any Actuarial Assumptions contained in any one projection prepared by Mr. Morris and the Trustee shall be applied consistently to all such projections prepared pursuant to this Section 1, and (iii) any Actuarial Assumptions must be reasonable and consistent with all applicable actuarial rules and insurance underwriting standards. In addition, the financial health of the issuer of any new insurance must be comparable to the financial health of the issuer of the 2007 Policy.

(f) As a condition to any exchange, modification, cancellation or other form of change with respect to the 2007 Policy pursuant to this Section 1, and any change to the terms of the Split Dollar Agreement, the Company shall receive full consent and releases to the terms of this Agreement and the structure of any such exchange, modification, cancellation or other change, which signed by the Trustee and each adult current, remainder or contingent remainder beneficiary of the Trust, on his or her own behalf and by virtual representation of his or her minor children (if applicable) and any unborn or undetermined beneficiaries of such Trust.

(g) Mr. Morris and the Trustee may propose a transaction under Section 1(b) or 1(c) at any time up until June 30, 2016, which proposal shall include draft copies of any documentation that the Corporation would be asked to execute in connection with such transaction. The Corporation shall have not less than thirty (30) days to review the terms of any transaction proposed under this Agreement. Notwithstanding any provision of this Agreement, any transaction entered into pursuant to Section 1(b) or 1(c) above shall be completed not later than August 31, 2016.

2. AGREEMENT REGARDING REPORTING AND FUNDING. The Parties agree (i) that irrespective of any past reporting practices, the Corporation shall report the tax benefits associated with the 2007 Policy, the Replacement Policy and the Split Dollar Agreement

in accordance with applicable split dollar regulations applicable to non-grandfathered split dollar arrangements, and (ii) that in the event Mr. Morris is still an SEC reporting executive and/or a Director of the Corporation at any time when the Corporation is required to pay an annual premium on the 2007 Policy or the Replacement Policy under the terms of the Split Dollar Agreement, then notwithstanding the provisions of the Split Dollar Agreement, the Corporation may pay as compensation to Mr. Morris an amount equal to such premium in lieu of direct payment of the premium, along with an amount necessary to account for the income tax aspects of such payment, so that Mr. Morris nets (after income tax) an amount equal to the premium, and none of the parties shall have any claim against the Corporation for this departure from the requirements otherwise contained in such Split Dollar Agreement. If the Corporation makes a payment to Mr. Morris pursuant to the preceding sentence, and if Mr. Morris does not contribute such amount to the Trust for use to fund the required premium payment, then Mr. Morris and the Trustee hereby agree that the Corporation shall not be liable for any damages which result from any resulting lapse of the 2007 Policy or the Replacement Policy. In addition, if Mr. Morris and/or the Trustee thereafter permit the 2007 or the Replacement Policy (as applicable) to lapse, Mr. Morris and the Trustee each hereby acknowledge and agree that the Corporation would be harmed by that action and the Corporation would have a claim for all of its corresponding losses against each of Mr. Morris and the Trustee.

3. ADDITIONAL INSURANCE. Except as expressly provided in the Split Dollar Agreement, the Corporation does not have any obligation to provide any other form of insurance coverage to Mr. Morris (other than the standard life insurance benefits and welfare benefits provided to non-executive employees of the Corporation) and none of the Parties is making claim to any obligation to provide insurance, or to amend, alter or supplement the Split Dollar Agreement.

4. CONFIDENTIALITY. Mr. Morris agrees that the negotiations leading to this Agreement, the terms of this Agreement and any future negotiations pursuant to this Agreement (collectively, “Confidential Information”) will be forever treated as confidential, and that confidentiality is a material term of this Agreement. To any inquiries about this Agreement, Mr. Morris will decline to provide a response. Mr. Morris will not disclose Confidential Information to anyone at any time, except Mr. Morris may disclose the terms of this Agreement to his accountants, attorneys and tax advisors on the condition that they agree to be bound by the confidentiality obligations herein. In the event Mr. Morris is served with a demand or compulsory process requiring the disclosure of this Agreement, or any of its terms, he or his attorney will provide the Corporation, or its counsel, with written notice of such demand or compulsory process as soon as possible and in all events within five (5) business days of its receipt. Thereafter, the Corporation will be permitted to take any action necessary to prevent the disclosure of such information or to obtain a protective order or other relief. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Mr. Morris from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Corporation of any reporting described in clause (i).

5. NON-ADMISSION OF LIABILITY. The Parties enter into this Agreement expressly disavowing fault, liability and wrongdoing, liability at all times having been denied.

6. NO ORAL MODIFICATION. This Agreement may not be modified orally.

7. NO ORAL WAIVER. No breach of any provision hereof can be waived by any of the Parties unless such waiver is in writing. Waiver of any one breach by one of the Parties will not be deemed to be a waiver of any other breach of the same or any other provision hereof.

8. VOLUNTARY AGREEMENT. Each of the Parties has been represented or has been given the opportunity to be represented by counsel of his/its choice in connection with the negotiation and execution of this Agreement. The Parties acknowledge that this Agreement is written in a manner calculated to be understood by them, and in fact the Parties do understand the terms, conditions and effect of this Agreement. Each of the Parties has relied solely upon his/its own judgment, belief and knowledge, and/or the advice and recommendation of his/its own independently selected counsel, concerning the nature, extent and duration of his/its rights and claims, and that he/it has not been influenced to any extent whatsoever in executing this document by any representations or statements except those expressly contained or referred to herein. Each of the Parties executes this Agreement voluntarily and of his/her/its own free will, without coercion or duress to do so.

9. GOVERNING LAW. This Agreement will be governed by the substantive laws of the State of Texas without regard to conflicts of law principles. Any dispute under this Agreement shall be filed in the courts of Harris County, Texas and the Parties waive all objections to such forum or venue, except if such other forum is required by applicable law.

10. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter covered by this Agreement. Except as set forth herein, nothing in this Agreement is intended to limit the rights of Mr. Morris or the Trustee under the terms of the Split Dollar Agreement (as described in this Agreement) or the rights of Mr. Morris under the terms of the Deferred Compensation Agreement, any company welfare benefit plan, including the Corporation’s life insurance plan for employees, or the Employment Agreement between Mr. Morris and the Corporation dated February 21, 2013 or the Employment Agreement between Mr. Morris and the Corporation dated January 26, 2016, effective January 1, 2017.

11. PARAGRAPH HEADINGS. The paragraph headings in this Agreement are for convenience and reference only and shall not be otherwise considered in the interpretation hereof.

12. EXECUTION; EFFECTIVE DATE. This Agreement may be executed in counterparts, each of which will be deemed an original and shall be deemed duly executed upon the signing of the counterparts by the Parties and shall be effective on such date.

Dated: February 1, 2016	/s/ Stewart Morris, Jr.
STEWART MORRIS, JR.

THE STEWART MORRIS JR. AND MELISSA JOY BIRDSONG MORRIS INVESTMENT TRUST

Dated: February 1, 2016	By:	/s/ Maco Fowlkes
Maco Fowlkes, Trustee

STEWART INFORMATION SERVICES CORPORATION

Dated: February 1, 2016	By:	/s/ John Killea
John Killea

	Its:	Chief Legal Officer

Exhibit A

Sample Release Language

Any future agreement between Mr. Morris and the Corporation shall include the following provisions regarding the release by Mr. Morris of claims against the Corporation.

Section         . RELEASE OF THE CORPORATION BY MR. MORRIS. In consideration for the agreements contained in Item             above and the other promises the Corporation has made in this Agreement, (i) Mr. Morris, for himself and for all and each of his assigns, agents, attorneys, representatives, spouse, heirs, executors and administrators, does covenant not to sue, and does fully release and forever discharge the Corporation, and all and each of its respective current, predecessor and successor firms, parents, subsidiaries, and affiliated companies, and all and each of their present and former owners, officers, directors, principals, managers, members, partners, shareholders, employees, insurers, plan administrators, fiduciaries of benefit plans, attorneys and agents, and all and each of their respective assigns, agents and representatives (hereinafter referred to as the “the Corporation Releasees”), of and from any and all actions, causes of actions, liabilities, suits, debts, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, under contract, tort or quasi-contract, state or federal, at law or in equity, whether based on federal, state or local statute, common law, or any other source, whether known or unknown, asserted or unasserted, suspected or unsuspected, which have been or could have been asserted with respect to the provision of life insurance benefits to the Trust or Mr. Morris’ employment. This waiver, release and discharge includes, but is not limited to: (a) claims based on any express or implied contract, promissory estoppel, or other agreement or representation or theory of liability, which may have been alleged to exist between any of Mr. Morris and the Corporation Releasees, regarding the provision of life insurance benefits payable to Mr. Morris; (b) claims arising under federal, state, or local laws regarding employment or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Health Insurance and Portability Accountability Act of 1996 (“HIPAA”), the Genetic Information Non-Discrimination Act, the Americans with Disabilities Act Amendments Act (“ADAAA”), the Texas Labor Code, the Texas Payday Law, and any similar federal, state or local laws and regulations; (c) claims for personal injury, harm, or other damages (whether intentional or unintentional including, without limitation, negligence, defamation, misrepresentation, fraud, intentional or negligent infliction of emotional distress and/or mental anguish, assault, battery, invasion of privacy, negligent hiring, training, supervision and retention, tortious interference with contract, detrimental reliance, promissory estoppel, and other such claims); (d) claims for wages or any other compensation, and (e) claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act. Mr. Morris agrees not to file or become a party to a lawsuit to assert any such claims released by this Agreement. If Mr. Morris breaches this Agreement by suing any of the Corporation Releasees, Mr. Morris understands that the Corporation Releasees will be able to apply for and receive an injunction to restrain any violation of this Section          and agrees that Mr. Morris will

be required to pay the Corporation Releasees’ legal costs and expenses, including reasonable attorneys’ fees, associated with defending against such lawsuit and enforcing this Agreement.

Nothing in this Agreement shall be construed to restrict or prevent Mr. Morris from filing a charge or claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission, the National Labor Relations Board (“NLRB”), Securities and Exchange Commission (“SEC”), or any other local, state or federal administrative agency or from participating in an investigation conducted by such administrative agency. This Agreement does not impose any condition precedent, any penalty or any other limitation adversely affecting the right to file a charge or complaint, including a challenge to the validity of this Agreement, with the EEOC, NLRB, SEC or any other federal, state or local agency, or to participate in any investigation or proceeding conducted by the EEOC, NLRB, SEC or other federal, state or local agency. However, Mr. Morris understands and recognizes that even if a charge is filed by him or on his behalf with an administrative agency, he will not be entitled to any damages relating to any event which occurred prior to his execution of this Agreement.

Section         . ADEA WAIVER AND ACKNOWLEDGEMENTS AND MANNER OF GIVING NOTICE UNDER THIS AGREEMENT. Mr. Morris acknowledges and agrees that, by signing this Agreement, he is waiving any and all rights or claims, if any, under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the Older Workers Benefit Protection Act (“OWBPA”), which are based on matters occurring before signing this Agreement. Mr. Morris further acknowledges and agrees that:

(a) The release is part of an agreement between the Parties that is written in a manner calculated to be understood by Mr. Morris and that he in fact understands the terms, conditions and effect of this Agreement;

(b) This Agreement refers to rights or claims arising under the ADEA and OWBPA;

(c) Mr. Morris does not waive rights or claims under the ADEA or OWBPA that may arise after the date this Agreement is executed;

(d) In return for signing this Agreement, Mr. Morris will receive consideration beyond that to which he was already entitled to receive before signing this Agreement;

(f) Mr. Morris is advised to consult with an attorney before signing this Agreement and has done so to the extent of his choosing;

(g) Nothing in this Agreement prevents or precludes a challenge or seeking a determination in good faith of the validity of this waiver under the ADEA or OWBPA, nor does it impose any condition precedent or penalty for doing so, unless specifically authorized by federal law;

(h) Mr. Morris has twenty-one (21) days to review and consider and sign this Agreement, but he need not take the entire period if not desired; and

(i) NOTICE: Notice of acceptance or decline of this Agreement by Mr. Morris should be made to Chairman, Board of Directors at 1980 Post Oak Blvd., 8th Floor Houston, Texas 77056. Mr. Morris has seven (7) days following the date of signing the Agreement in which to revoke the Agreement in writing by providing a notice of revocation as stated above. All notices should be given in person or through a mail delivery service that provides a receipt of delivery. This Agreement will not be effective or enforceable until this seven (7) day period has expired.